EXHIBIT K
Payment Schedule
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [REDACTED], PURSUANT TO REGULATION S-K ITEM 601(B) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS: (i) NOT MATERIAL AND (ii) IS A TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

This Payment Schedule should be read in conjunction with the Settlement Agreement, including its other Exhibits, which explains the terms, conditions, and, where necessary, underlying calculations for payments described herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Settlement Agreement.
The following Table presents payment amounts for Phase One Qualifying Class Members and for the Phase Two Testing Fund, as well as for other payments for the Phase Two Qualifying Class Members if either the Phase Two Floor or the Phase Two Cap is applied. If neither the Phase Two Floor nor the Phase Two Cap is applied, each Phase Two payment reflecting infrastructure costs or operations and maintenance (“O&M”) costs would fall between the figures in the same row in the two right-most columns of the Table.

Earliest Possible Payment Date	Purpose	Amount with Phase Two Floor (before adjusting for Stuart and Rome)	Amount with Phase Two Cap (before adjusting for Stuart and Rome)
July 1, 2024	50% of Phase Two Testing Fund 67% of Phase One infrastructure	52,500,000 2,763,750,000	52,500,000 2,763,750,000
April 15, 2025	50% of Phase Two Testing Fund 33% of Phase One infrastructure 14% of Phase One O&M	52,500,000 1,361,250,000 385,000,000	52,500,000 1,361,250,000 385,000,000
April 15, 2026	16% of Phase One O&M	440,000,000	440,000,000
April 15, 2027	12% of Phase One O&M 70% of Phase Two infrastructure	330,000,000 1,478,400,000	330,000,000 2,318,400,000
April 15, 2028	14% of Phase One O&M 30% of Phase Two infrastructure 12% of Phase Two O&M	385,000,000 633,600,000 168,960,000	385,000,000 993,600,000 264,960,000
April 15, 2029	12.5% of Phase One O&M 13% of Phase Two O&M	343,750,000 183,040,000	343,750,000 287,040,000
April 15, 2030	8.5% of Phase One O&M 15% of Phase Two O&M	233,750,000 211,200,000	233,750,000 331,200,000
April 15, 2031	8.5% of Phase One O&M 15% of Phase Two O&M	233,750,000 211,200,000	233,750,000 331,200,000
April 15, 2032	7.5% of Phase One O&M 13% of Phase Two O&M	206,250,000 183,040,000	206,250,000 287,040,000
April 15, 2033	7% of Phase One O&M 8% of Phase Two O&M	192,500,000 112,640,000	192,500,000 176,640,000
April 15, 2034	8% of Phase Two O&M	112,640,000	176,640,000
April 15, 2035	8% of Phase Two O&M	112,640,000	176,640,000
April 15, 2036	8% of Phase Two O&M	112,640,000	176,640,000
TOTAL	100% of Phases One and Two	$ 10,500,000,000	$ 12,500,000,000

Payment Dates
    Each date in the Table reflects the earliest possible payment date for each payment from 3M, subject to the following constraints.

    No payment from 3M under the Settlement Agreement is due before sixty (60) calendar days after the Effective Date, except for a payment or payments of up to $5,000,000 to cover costs incurred by the Notice Administrator and costs of executing the Notice Plan, which shall be made within twenty-one (21) calendar days after Preliminary Approval, which amount is separate from and not included within the $10,500,000,000 floor or the $12,500,000,000 cap.
    3M may pay any payment that is due in 2025 or thereafter up to ninety (90) calendar days after its due date, so long as 3M adds interest to the payment, calculated at the Wall Street Journal Prime Rate plus eight percent (8%) for the period from the due date to the date the payment is made. However, it is agreed that only two (2) of these twelve (12) annual payments may be delayed. In the event that 3M intends to make a delayed payment, 3M shall give Class Counsel written notice of this intent by certified mail and email at least thirty (30) days before the payment is due. If 3M elects to delay a payment under this provision, it shall provide a solvency certificate to Class Counsel (which may be satisfied by a solvency opinion by a nationally recognized valuation firm) at the time of such notice. The solvency certificate shall include (or if need be, have appended to it) representations by 3M that the failure to timely make the payment will not negatively impact the solvency of 3M, that 3M does not intend to declare bankruptcy prior to making the payment, and that 3M will remain solvent after making the payment. If 3M does not provide the thirty (30) days’ notice and the solvency certificate in conjunction with such notice, it shall pay a liquidated penalty of $10 million to the Qualified Settlement Fund at the time 3M makes the delayed payment.

Maximum Total Payment
    Other than interest for any payment made up to ninety (90) days after its due date, and up to $5,000,000 to cover costs incurred by the Notice Administrator and costs of executing the Notice Plan, 3M shall not pay pursuant to this Settlement Agreement more than $12,500,000,000; or, if the Phase Two Floor is applied, more than $10,500,000,000; or if neither the Phase Two Floor nor the Phase Two Cap is applied, an amount between $10,500,000,000 and $12,500,000,000 calculated as described in Section 6 of the Settlement Agreement and this Payment Schedule.
    Included within 3M’s total payment amount of $10,500,000,000 to $12,500,000,000 are all costs incurred by the Special Master, the Claims Administrator, the Escrow Agent, and their agents; the Common-Benefit Holdback Assessments, whether for attorneys’ fees, costs, or otherwise; all attorneys’ fees, costs, and expenses; the full amount of 3M’s settlement with the City of Stuart, Florida; and the full amount of 3M’s credit for the amount that the Public Water System for the City of Rome, Georgia, would have received as a Phase One Qualifying Class Member under the Allocation Procedures described in Exhibit Q.

Calculation of Phase Two Payments
    Phase Two payments will be subject to a Phase Two Floor of $3,625,000,000 and a Phase Two Cap of $5,625,000,000, as shown in the Table.
    The Claims Administrator, subject to the Special Master’s review, will calculate the amount that each Phase Two Qualifying Class Member would have received if it had been a Phase One Qualifying Class Member. If, as a result of those calculations, total Phase Two-related payments (including for the Phase Two Testing Fund) would be—
o    $3,625,000,000 or less, the Phase Two Floor of $3,625,000,000 will apply;
o    $5,625,000,000 or more, the Phase Two Cap of $5,625,000,000 will apply; and

o    between $3,625,000,000 and $5,625,000,000, that exact amount, rather than the Phase Two Floor or the Phase Two Cap, will apply, and each Phase Two infrastructure and Phase Two O&M amount designated in the Table would be proportionately adjusted to reflect that exact amount.
    If either the Phase Two Floor or the Phase Two Cap is applied, the Claims Administrator, with the Special Master’s approval, may shift from Phase One to Phase Two, or from Phase Two to Phase One, portions of the amounts designated in the Table as payments in 2029 or later, if necessary to promote equity between Phase One Qualifying Class Members and Phase Two Qualifying Class Members. Any such shift shall not alter the size or timing of any payment that 3M owes under this Settlement Agreement.

Use of Funds by Class Members
    Funds designated in the Table for the Phase Two Testing Fund may be used before January 1, 2026, solely for monitoring and/or testing water for PFAS. Any funds remaining in the Phase Two Testing Fund on July 1, 2026, will be transferred to the Phase Two Action Fund and then can be used for purposes other than monitoring and testing water.
    Sixty percent (60%) of the payments designated for Phase One and of the payments designated for Phase Two (other than for testing) are designated in the Table for infrastructure costs; the remaining forty percent (40%) are designated in the Table for “O&M,” or operations and maintenance costs.
    Payments designated in the Table for infrastructure reflect expected infrastructure costs but are not restricted to infrastructure.
    Payments designated in the Table for O&M reflect expected operations and maintenance costs but are not restricted to operations and maintenance.
    Payments designated in the Table for “infrastructure” or “O&M” will be made to Qualifying Class Members from the Phase One and Phase Two Action, Supplemental, and/or Special Needs Funds, consistent with the Settlement Agreement and its Allocation Procedures.

Attorneys’ Fees and Costs
    Class Counsel and 3M’s Counsel will cooperate to ensure that attorneys’ fees and costs related to Phase One shall be fully paid from the payments designated in the Table as “Phase One infrastructure” and that attorneys’ fees and costs related to Phase Two shall be fully paid from the payments designated in the Table as “Phase Two infrastructure.”
Trial-Related Payments
    The City of Stuart, Florida, and 3M will enter into a separate settlement agreement for [Redacted]. However, the City of Stuart, being a putative Class Member, will remain in the Settlement Class and be allocated its share of the Settlement Funds.
    The following terms will be included in the City of Stuart’s settlement agreement:
o    3M will pay the City of Stuart [Redacted] within 30 days after executing the settlement agreement with the City, which is contemplated to be executed no later than [Redacted]; and

o    3M will pay the City of Stuart [Redacted] by [Redacted].
    3M shall receive credits totaling [Redacted] for the Stuart settlement against amounts due under the Settlement Agreement as follows:
o    The total amount designated in the Table for Phase One infrastructure costs and Phase One O&M costs shall be reduced by the amount that the Public Water System for the City of Stuart would have received as a Phase One Qualifying Class Member.
o    The total amount designated in the Table for Phase Two infrastructure costs and Phase Two O&M costs shall be reduced by an amount equal to the difference between [Redacted] and the amount described in the previous sentence.
    The precise timing of the credits described above shall be determined by Class Counsel, so long as they exercise their discretion to make that determination in good faith and consistent with the way payments are allocated to Phase One Qualifying Class Members.
    The City of Rome, Georgia, and 3M are entering into a separate settlement agreement. The City of Rome will not be a Class Member.
    3M shall receive a credit against amounts due under the Settlement Agreement for a portion of the Rome settlement amount. The total amount designated in the Table for Phase One infrastructure costs and Phase One O&M costs shall be reduced by the amount that the Public Water System for the City of Rome would have received as a Phase One Qualifying Class Member.
o    The precise timing of the credit shall be determined by 3M, so long as it exercises its discretion to make that determination in good faith and consistent with the way payments are allocated to Phase One Qualifying Class Members.
o    3M’s settlement with the City of Rome shall not affect the amounts designated in the Table for Phase Two costs.